Exhibit 107

Calculation of Filing Fee Tables

Form 424B2

(Form Type)

Ares Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Common Stock	Rule 457(o)			$1,000,000,000	$0.00014760		$147,600
Carry Forward Securities
	Total Offering Amounts					$1,000,000,000			$147,600
	Total Fees Previously Paid
	Total Fee Offsets							$
	Net Fee Due								$147,600

(1)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.